Exhibit 99.1

Nu Ride Announces Leadership Transition

Board Member Alexander Matina Appointed as CEO

NEW YORK, September 26, 2025 /PRNewswire/ -- Nu Ride Inc. (“Nu Ride” or the “Company”) (OTCMKTS: NRDE), formerly known as Lordstown Motors Corp., announced that its Board of Directors has appointed Board member Alexander Matina as Chief Executive Officer (CEO), effective immediately. Mr. Matina succeeds William Gallagher, who served as CEO since the Company’s emergence from Chapter 11 proceedings in March 2024, in accordance with the engagement letter between the Company and M3 Partners, LP (“M3 Partners”) pursuant to which M3 Partners agreed to provide the Company with executive management and support services, including through Mr. Gallagher.

Mr. Matina brings extensive leadership and public company experience, as well as decades of experience with strategic transactions. He is currently the Managing Member of LANECR Consulting LLC and previously served in various leadership roles, including Portfolio Manager at MFP Investors LLC. He also has served as a Director of several public and private companies.

Andrew L. Sole, Chairman of the Board, remarked “The Board is very pleased to welcome Alex to the CEO role. After careful consideration, the Board has determined now is the right time for a leadership transition. Nu Ride has made tremendous progress since emerging from Chapter 11 in March 2024, and the Board has confidence that Alex will help lead the Company as it looks to move forward in new directions.”

“On behalf of the full Board and all our stakeholders, I also want to thank Bill for his leadership and the role he and M3 Partners have played in guiding the Company following its emergence from bankruptcy. We are grateful to Bill for his many contributions to the Company and wish him all the best in his future endeavors and look forward to continuing to work with M3.”

Additional information about the Company is available on the Company’s website (www.nurideinc.com) and in the Company’s filings with the U.S. Securities and Exchange Commission, available at www.sec.gov/edgar.

Please send inquiries to inquiries@nurideinc.com.